EXHIBIT 4.1

FOURTH SUPPLEMENTAL INDENTURE

April 16, 2013

BY AND BETWEEN

MERGE HEALTHCARE INCORPORATED,

THE GUARANTORS NAMED ON THE SIGNATURE PAGES HERETO

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE AND COLLATERAL AGENT,

11.75% SENIOR SECURED NOTES DUE 2015

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 16, 2013, by and between Merge Healthcare Incorporated, a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Mellon Trust Company, N.A., as Trustee (in such capacity, the “Trustee”) and as Collateral Agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer and each of the Guarantors have heretofore executed and delivered to the Trustee an indenture (as supplemented and amended, the “Indenture”), dated as of April 28, 2010, providing for the issuance of $252,000,000 aggregate principal amount of its 11.75% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, the Issuer has offered to purchase for cash any and all outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated April 2, 2013, as amended or supplemented from time to time (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Issuer has requested that Holders of the Notes deliver their consents with respect to amendments to certain provisions of the Indenture and the release of the Collateral from the Liens securing the Notes;

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions, the Issuer, the Guarantors, and the Trustee may (i) amend or supplement the Indenture, other than amendments or supplements that have the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding the Notes owned by the Issuer or its affiliates, and (ii) amend or supplement the Indenture and any Security Document in a manner that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes, with the consent of the Holders of at least two-thirds in aggregate principal amount of the then outstanding Notes, excluding the Notes owned by the Issuer or its affiliates;

WHEREAS, the Holders of two-thirds in aggregate principal amount of the Notes outstanding have duly consented to the proposed amendments and releases set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Issuer has heretofore delivered or is delivering contemporaneously herewith to the Trustee (i) an Issuer Order requesting that the Trustee and the Collateral Agent join with it and the Guarantors in the execution of this Supplemental Indenture, together with one or more board resolutions authorizing the execution of this Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding recital and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.06 and 14.04 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficient of which is hereby acknowledged, the Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENT OF INDENTURE AND NOTES

Section 1.1 Amendments.

(a) Subject to this Supplemental Indenture becoming operative pursuant to Section 3.1, the Indenture is hereby amended by deleting in their entireties Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12,

4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 5.01, 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8), 6.01(a)(9), 6.01(a)(10) and Article XII of the Indenture and replacing such sections and article with “[Intentionally Omitted.]”. None of the Issuer, any Guarantor, the Trustee, the Collateral Agent or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such sections, and such sections shall not be considered in determining whether an Event of Default has occurred or whether the Issuer or any Guarantor has observed, performed or complied with the provisions of the Indenture.

(b) Subject to this Supplemental Indenture becoming operative pursuant to Section 3.1, Section 3.03 of the Indenture is hereby amended by deleting “30 days” appearing in the first sentence of such section and inserting “3 Business Days” in lieu thereof.

Section 1.2 Amendments to Definitions and Section References.

(a) Subject to this Supplemental Indenture becoming operative pursuant to Section 3.1, the Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references have been eliminated as a result of the amendments to the Indenture pursuant to Section 1.1.

(b) Subject to this Supplemental Indenture becoming operative pursuant to Section 3.1, the Indenture is hereby amended by deleting therefrom any references to Sections of the Indenture which have been deleted as a result of the amendments to the Indenture pursuant to Section 1.1(a) and replacing such references with “[Intentionally Omitted.]”.

Section 1.3 Amendments to Notes. Subject to this Supplemental Indenture becoming operative pursuant to Section 3.1, (a) Sections 5(b) and 5(c) of the Notes are each hereby amended by deleting “30” appearing in each such section and inserting “3 Business Days” in lieu thereof, (b) Section 7 of the Notes is hereby amended by deleting “30 days” appearing in the first sentence of such section and inserting “3 Business Days” in lieu thereof, and (c) references to Collateral are hereby deleted. If Notes are to be issued and authenticated after this Supplemental Indenture has become operative pursuant to Section 3.1, the Issuer shall cause new Notes to be prepared consistent with the provisions of the Indenture as amended by this Supplemental Indenture, and cause such Notes to be executed and delivered to the Trustee together with an Authentication Order in accordance with applicable provisions of the Indenture.

ARTICLE II

RELEASE OF SECURITY INTERESTS

Section 2.1 Subject to this Supplemental Indenture becoming operative pursuant to Section 3.1, upon delivery by the Issuer to the Trustee and to the Collateral Agent of an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture and the Security Documents regarding the release of Collateral have been complied with, the Trustee and the Collateral Agent shall execute a certificate certifying that, without recourse, representation or warranty, (a) all Liens and security interests in the Collateral arising under the Security Documents are hereby automatically released and terminated, absolutely and irrevocably, (b) the Security Documents are hereby terminated and of no further force and effect without any further action by any Person, and the Collateral Agent hereby expressly relinquishes, releases and renders ineffective all of its right, power and interest derived from or under the Security Documents (except for the rights, privileges and immunities of the Trustee and the Collateral Agent and those provisions that are expressly stated to survive the termination of the Indenture and the Security Documents) and (c) all obligations and liabilities under the Security Documents of the parties thereto are hereby deemed to be satisfied in full (except for the rights, privileges and immunities of the Trustee and the Collateral Agent and those obligations and liabilities that are expressly stated to survive the termination of the Indenture and the Security Documents). Without limiting the foregoing, pursuant to such certificate, the Collateral Agent shall authorize the Issuer to file of record UCC-3 termination statements with respect to financing statements which name the Issuer or a Guarantor as debtor and Collateral Agent as secured party in connection with the Indenture and the Security Documents and agrees to execute and deliver such instruments and take such other actions as the Issuer or the Guarantors shall deem necessary or advisable to evidence the release and termination of the Liens and security interests in the Collateral.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effect of Supplemental Indenture.

The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the purchase by the Issuer, pursuant to the Tender Offer, of at least two-thirds in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Issuer or any of its Affiliates), with the result that the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Issuer shall notify the Trustee in writing promptly after the occurrence of such purchase or promptly after the Issuer shall determine that such purchase will not occur and such notice shall state the date that this Supplemental Indenture becomes operative (if applicable), and the Trustee shall cause a copy of such notice to be sent to the Holders of the Notes. The Issuer shall cause Notes that have been purchased to be promptly delivered to the Trustee (unless such Notes are already held by the Trustee) and shall deliver an Issuer Order for cancellation pursuant to Section 2.11 of the Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control.

Section 3.2 Capitalized Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.3 Successors.

All covenants and agreements in this Supplemental Indenture by the Issuer, the Guarantors, the Trustee and the Holders shall bind their respective successors and assigns, whether so expressed or not.

Section 3.4 Separability Clause.

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5 Governing Law; Jury Trial Waiver.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE, AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.6 Counterparts.

This Supplemental Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.7 Interpretation.

The recitals contained herein shall be taken as the statements of the Issuer and the Guarantors, and the Trustee and the Collateral Agent do not assume any responsibility for their correctness. The Issuer hereby represents, warrants, and certifies to the Trustee and to the Collateral Agent that the Holders of not fewer than two-thirds in aggregate principal amount of the Notes outstanding have duly consented to the proposed amendments and releases set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture, that execution of this Supplemental Indenture is authorized and permitted by the Indenture and the Security Documents, and this Supplemental Indenture constitutes the legal, valid and binding obligation of the Issuer and the Guarantors enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.8 Concerning the Trustee and the Collateral Agent.

Neither the Trustee nor the Collateral Agent makes any representations as to the validity or sufficiency of this Supplemental Indenture or the proper authorization or the due execution thereof by the Issuer or the Guarantors. Neither the Trustee nor the Collateral Agent makes any representations as to, and shall not be responsible in any manner whatsoever for the Tender Offer, the Offer to Purchase and Consent Solicitation Statement dated April 2, 2013, and any document or act or omission of any person associated with it, or the consents of the Holders of the Notes. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture and the Security Documents applicable to it, whether or not elsewhere herein so provided.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

MERGE HEALTHCARE INCORPORATED

By:	/s/ Steven M. Oreskovich
Name:	Steven M. Oreskovich
Title:	Chief Financial Officer

GUARANTORS:

MERGE ASSET MANAGEMENT CORP.
MERGE ECLINICAL INC.
MERGE HEALTHCARE SOLUTIONS INC.
REQUISITE SOFTWARE INC.

By:	/s/ Steven M. Oreskovich
Name:	Steven M. Oreskovich
Title:	Treasurer

CONFIRMA EUROPE LLC

By:	Merge Healthcare Solutions Inc., its sole Manager

By:	/s/ Steven M. Oreskovich
Name:	Steven M. Oreskovich
Title:	Treasurer

TRUSTEE AND COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A., as Trustee and Collateral Agent

By:	/s/ Richard Tarnas
Name:	Richard Tarnas
Title:	Vice President

Signature Page to Fourth Supplemental Indenture